     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 2001

                                   POST-EFFECTIVE AMENDMENT NO. 2 TO
                                   REGISTRATION NOS. 333-44100
                                   AND 333-44100-01 AND POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION NOS. 333-65722 AND 333-65722-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                      AND
                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                  TYCO INTERNATIONAL LTD.                                    TYCO INTERNATIONAL GROUP S.A.
   (Exact name of registrant as specified in its charter)        (Exact name of registrant as specified in its charter)
                          BERMUDA                                                      LUXEMBOURG
                (State or other jurisdiction                                  (State or other jurisdiction
             of incorporation or organization)                             of incorporation or organization)
                       NOT APPLICABLE                                                NOT APPLICABLE
             (IRS Employer Identification No.)                             (IRS Employer Identification No.)
              THE ZURICH CENTRE, SECOND FLOOR                                    6, AVENUE EMILE REUTER
                     90 PITTS BAY ROAD                                                SECOND FLOOR
                  PEMBROKE HM 08, BERMUDA                                          L-2420 LUXEMBOURG
                      (441) 292-8674*                                               (352) 46-43-40-1
    (Address, including zip code, and telephone number,           (Address, including zip code, and telephone number,
  including area code, of registrant's principal executive      including area code, of registrant's principal executive
                          offices)                                                      offices)

                            ------------------------

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

(*)Tyco International Ltd. maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.
                         ------------------------------

                                                      COPIES TO:
                                                                                   FATI SADEGHI
                    MEREDITH B. CROSS                                        SENIOR CORPORATE COUNSEL
                WILMER, CUTLER & PICKERING                                 TYCO INTERNATIONAL (US) INC.
                   2445 M STREET, N.W.                                            ONE TYCO PARK
                  WASHINGTON, D.C. 20037                                   EXETER, NEW HAMPSHIRE 03833
                      (202) 663-6000                                              (603) 778-9700

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         POST-EFFECTIVE AMENDMENT NO. 2/POST-EFFECTIVE AMENDMENT NO. 1

    This Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (Nos. 333-44100 and 333-44100-01) and Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Nos. 333-65722 and 333-65722-01) are filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statements.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         1.2            Underwriting Agreement, dated July 24, 2001, among Tyco, the
                        Company and the Representatives of the Underwriters named
                        therein, relating to the Company's Floating Rate Notes due
                        2003, the Company's 4.95% Notes due 2003 and the Company's
                        5.80% Notes due 2006

         3.1            Tyco's Memorandum of Association (incorporated by reference to Exhibit 3.1 to Tyco's Annual Report on Form 10-K for the
                        year ended December 31, 1992)

         3.2            Tyco's Certificate of Incorporation on change of name
                        (incorporated by reference to Exhibit 3.2 to Tyco's Current
                        Report on Form 8-K filed July 10, 1997)

         3.3            Bye-Laws of Tyco (incorporated by reference to Exhibit 3.1 to Tyco's Quarterly Report on Form 10-Q filed May 11, 2001)

         3.4            Restated Articles of Association of the Company
                        (incorporated by reference to Exhibit 3.4 to the
                        Registrants' Form S-4 (File Nos. 333-93307 and 333-93307-01
                        filed December 21, 1999))

         4.1            Form of Senior Indenture (incorporated by reference to
                        Exhibit 4.1 to the Registrants' Post-Effective Amendment
                        No. 1 to Form S-3 filed June 9, 1998 (File Nos. 333-50855
                        and 333-50855-01))

         4.4            Supplemental Indenture No. 17, dated as of July 30, 2001,
                        among the Company, Tyco and The Bank of New York, as
                        Trustee, relating to the Company's Floating Rate Notes due
                        2003

         4.5 Supplemental Indenture No. 18, dated as of July 30, 2001, among the Company, Tyco and The Bank of New York, as
                        Trustee, relating to the Company's 4.95% Notes due 2003

         4.6 Supplemental Indenture No. 19, dated as of July 30, 2001, among the Company, Tyco and The Bank of New York, as
                        Trustee, relating to the Company's 5.80% Notes due 2006

         5.4            Opinion of Appleby Spurling & Kempe

         5.5            Opinion of Beghin & Feider in association with Allen & Overy

         5.6            Opinion of Wilmer, Cutler & Pickering

        12              Tyco International Ltd. Computation of Ratio of Earnings to
                        Fixed Charges*

        23.1            Consent of PricewaterhouseCoopers*

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
        23.2            Consent of Arthur Andersen LLP*

        23.7 Consent of Appleby Spurling & Kempe (contained in the opinion filed as Exhibit 5.4 hereto)

        23.8            Consent of Beghin & Feider in association with Allen & Overy
                        (contained in the opinion filed as Exhibit 5.5 hereto)

        23.9 Consent of Wilmer, Cutler & Pickering (contained in the opinion filed as Exhibit 5.6 hereto)

        23.10           Consent of KPMG LLP*

        24              Powers of Attorney*

        25.1            Statement of Eligibility of Trustee on Form T-1 for Senior
                        Indenture (incorporated by reference to Exhibit 25 to the Registrants' Form S-3 filed April 23, 1998
                        (File Nos. 333-50855 and 333-50855-01))

------------------------
*   Previously filed.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Nos. 333-44100 and 333-44100-01) and Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-65722 and 333-65722-01) to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 3rd day of August, 2001.

                                                       TYCO INTERNATIONAL LTD.

                                                       By:              /s/ MARK H. SWARTZ
                                                            -----------------------------------------
                                                                          Mark H. Swartz
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER
                                                                       (PRINCIPAL FINANCIAL
                                                                     AND ACCOUNTING OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Nos. 333-44100 and 333-44100-01) and Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-65722 and 333-65722-01) has been signed by the following persons on August 3, 2001 in the capacities indicated below.

                      SIGNATURE                                   TITLE
                      ---------                                   -----
                                                       Chairman of the Board,
                          *                              President, Chief
     -------------------------------------------         Executive Officer and
                 L. Dennis Kozlowski                     Director (Principal
                                                         Executive Officer)

                          *
     -------------------------------------------       Director
                 Lord Ashcroft KCMG

                          *
     -------------------------------------------       Director
                  Joshua M. Berman

                          *
     -------------------------------------------       Director
                  Richard S. Bodman

                          *
     -------------------------------------------       Director
                    John F. Fort

                      SIGNATURE                                   TITLE
                      ---------                                   -----
                          *
     -------------------------------------------       Director
                   Stephen W. Foss

                          *
     -------------------------------------------       Director
                    Wendy E. Lane

                          *
     -------------------------------------------       Director
                James S. Pasman, Jr.

                          *
     -------------------------------------------       Director
                  W. Peter Slusser

                                                       Executive Vice President
                 /s/ MARK H. SWARTZ                      and Chief Financial
     -------------------------------------------         Officer (Principal
                   Mark H. Swartz                        Financial and Accounting
                                                         Officer)

                          *
     -------------------------------------------       Director
                 Frank E. Walsh, Jr.

     -------------------------------------------       Director
                   Joseph F. Welch

*By:  /s/ MARK H. SWARTZ
      --------------------------------------
      Mark H. Swartz
      ATTORNEY-IN-FACT

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Nos. 333-44100 and 333-44100-01) and Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-65722 and 333-65722-01) to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on the 3rd day of August, 2001.

                                                       TYCO INTERNATIONAL GROUP S.A.

                                                       By:           /S/ KEVIN O'KELLY LYNCH
                                                            -----------------------------------------
                                                                       Kevin O'Kelly Lynch
                                                                        MANAGING DIRECTOR
                                                                       (PRINCIPAL FINANCIAL
                                                                     AND ACCOUNTING OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Nos. 333-44100 and 333-44100-01) and Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-65722 and 333-65722-01) has been signed by the following persons on August 3, 2001 in the capacities indicated below.

                SIGNATURE                                              TITLE
                ---------                                              -----
         /S/ KEVIN O'KELLY LYNCH                     Managing Director
----------------------------------------
           Kevin O'Kelly Lynch

        /s/ MICHELANGELO STEFANI                     Managing Director
----------------------------------------
          Michelangelo Stefani

          /s/ ALASTAIR MACGOWAN                      Director
----------------------------------------
            Alastair Macgowan

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
  1.2                   Underwriting Agreement, dated July 24, 2001, among Tyco, the
                        Company and the Representatives of the Underwriters named
                        therein, relating to the Company's Floating Rate Notes due
                        2003, the Company's 4.95% Notes due 2003 and the Company's
                        5.80% Notes due 2006

  3.1                   Tyco's Memorandum of Association (incorporated by reference to Exhibit 3.1 to Tyco's Annual Report on Form 10-K for the
                        year ended December 31, 1992)

  3.2                   Tyco's Certificate of Incorporation on change of name
                        (incorporated by reference to Exhibit 3.2 to Tyco's Current
                        Report on Form 8-K filed July 10, 1997)

  3.3                   Bye-Laws of Tyco (incorporated by reference to Exhibit 3.1 to Tyco's Quarterly Report on Form 10-Q filed May 11, 2001)

  3.4                   Restated Articles of Association of the Company
                        (incorporated by reference to Exhibit 3.4 to the
                        Registrants' Form S-4 (File Nos. 333-93307 and 333-93307-01
                        filed December 21, 1999))

  4.1                   Form of Senior Indenture (incorporated by reference to
                        Exhibit 4.1 to the Registrants' Post-Effective Amendment
                        No. 1 to Form S-3 filed June 9, 1998 (File Nos. 333-50855
                        and 333-50855-01))

  4.4                   Supplemental Indenture No. 17, dated as of July 30, 2001,
                        among the Company, Tyco and The Bank of New York, as
                        Trustee, relating to the Company's Floating Rate Notes due
                        2003

  4.5 Supplemental Indenture No. 18, dated as of July 30, 2001, among the Company, Tyco and The Bank of New York, as
                        Trustee, relating to the Company's 4.95% Notes due 2003

  4.6 Supplemental Indenture No. 19, dated as of July 30, 2001, among the Company, Tyco and The Bank of New York, as
                        Trustee, relating to the Company's 5.80% Notes due 2006

  5.4                   Opinion of Appleby Spurling & Kempe

  5.5                   Opinion of Beghin & Feider in association with Allen & Overy

  5.6                   Opinion of Wilmer, Cutler & Pickering

  12                    Tyco International Ltd. Computation of Ratio of Earnings to
                        Fixed Charges*

  23.1                  Consent of PricewaterhouseCoopers*

  23.2                  Consent of Arthur Andersen LLP*

  23.7 Consent of Appleby Spurling & Kempe (contained in the opinion filed as Exhibit 5.4 hereto)

  23.8                  Consent of Beghin & Feider in association with Allen & Overy
                        (contained in the opinion filed as Exhibit 5.5 hereto)

  23.9 Consent of Wilmer, Cutler & Pickering (contained in the opinion filed as Exhibit 5.6 hereto)

  23.10                 Consent of KPMG LLP*

  24                    Powers of Attorney*

  25.1                  Statement of Eligibility of Trustee on Form T-1 for Senior
                        Indenture (incorporated by reference to Exhibit 25 to the Registrants' Form S-3 filed April 23, 1998
                        (File Nos. 333-50855 and 333-50855-01))

------------------------

*   Previously filed.